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                                                                     EXHIBIT 2.1


                        AGREEMENT REGARDING DISTRIBUTION
                           AND PLAN OF REORGANIZATION


     THIS AGREEMENT REGARDING DISTRIBUTION AND PLAN OF REORGANIZATION (the "Agreement"), dated as of ____________, 2002, by and between DOVER DOWNS ENTERTAINMENT, INC., a Delaware corporation ("DVD"), and DOVER DOWNS GAMING & ENTERTAINMENT, INC., a Delaware corporation ("Gaming & Entertainment").

                                   RECITALS

     A. DVD has formed Gaming & Entertainment as a wholly owned subsidiary for the purpose of taking title to the stock of Dover Downs, Inc. ("Slots"), a wholly owned subsidiary of DVD, the assets and liabilities of which constitute DVD's gaming operations (the "Gaming Business").

     B. The Board of Directors of DVD has determined that it is in the best interests of DVD and its shareholders to transfer and assign to Gaming & Entertainment, effective prior to the Effective Time (as defined herein), the capital stock of Slots, as a capital contribution, and to receive in exchange therefore additional shares of Gaming & Entertainment Common Stock and Class A Common Stock (both as defined herein).

     C. The Board of Directors of DVD has further determined that it is in the best interests of DVD and its shareholders to make a distribution (the "Distribution") (i) to the holders of DVD Common Stock (as defined herein) of all of the outstanding shares of Gaming & Entertainment Common Stock at the rate of .7 shares of Gaming & Entertainment Common Stock for each share of DVD Common Stock outstanding as of the Record Date (as defined herein); and (ii) to the holders of DVD Class A Common Stock (as defined herein) of all of the outstanding shares of Gaming & Entertainment Common Stock at the rate of .7 shares of Gaming & Entertainment Common Stock for each share of DVD Class A Common Stock outstanding as of the Record Date.

     E. The parties have received a favorable ruling letter from the Internal Revenue Service (the "IRS") concerning the non-taxability of the Distribution to DVD or its shareholders pursuant to Section 355 of the Code (as defined herein), if consummated pursuant to the terms and conditions contained in the request therefor.

     F. The parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following the Distribution.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01 Definitions. As used herein, the following terms have the following meaning:
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     "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

     "Ancillary Agreements" means all of the written agreements, instruments, understandings, assignments and other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Employee Benefits Agreement, the Real Property Agreement, the Transition Support Services Agreement, and the Tax Sharing Agreement.

     "Assets" means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Distribution" has the meaning set forth in the Recitals to this Agreement.

     "Distribution Agent" means Mellon Investor Services LLC in its capacity as agent for DVD in connection with the Distribution.

     "Distribution Date" means the date upon which the Distribution shall be effective, as determined by the Board of Directors of DVD.

     "DVD Business" means the business conducted by DVD and its subsidiaries, joint ventures and partnerships, other than the Gaming & Entertainment Business.

     "DVD Class A Common Stock" means the outstanding shares of class A common stock, $.10 par value, of DVD.

     "DVD Common Stock" means the outstanding shares of common stock, $.10 par value, of DVD.

     "DVD Group" means DVD and its subsidiaries, joint ventures and partnerships, excluding any member of the Gaming & Entertainment Group.

     "DVD Liabilities" means (i) Liabilities of any member of the DVD Group under this Agreement or any Ancillary Agreement, and (ii) Liabilities, other than Gaming & Entertainment Liabilities, incurred in connection with the operation of the DVD Business, whether arising before, at or after the Effective Time.

     "Effective Time" means 5:00 p.m. New York time on the Distribution Date.

     "Employee Benefits Agreement" means the Employee Benefits Agreement entered into at or prior to the Effective Time between DVD, Gaming & Entertainment and Slots, as amended from time to time.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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

     "Form 10" means the Registration Statement on Form 10 filed by Gaming & Entertainment with the Commission pursuant to the Exchange Act.

     "Gaming & Entertainment Business" means the Gaming Business which will be conducted by the Gaming & Entertainment Group at and after the Effective Time.

     "Gaming & Entertainment Bylaws" means the bylaws of Gaming & Entertainment in the form filed as an exhibit to the Form 10 at the time they become effective.

     "Gaming & Entertainment Class A Common Stock" means the outstanding shares of common stock, no par value, of Gaming & Entertainment.

     "Gaming & Entertainment Common Stock" means the outstanding shares of common stock, no par value, of Gaming & Entertainment.

     "Gaming & Entertainment Group" means Gaming & Entertainment and any of its subsidiaries and any other subsidiary or division of any member of the DVD Group that, immediately prior to the Effective Time, is included in the operations of the Gaming & Entertainment Business.

     "Gaming & Entertainment Liabilities" means (a) Liabilities of any member of the Gaming & Entertainment Group under this Agreement or any Ancillary Agreement, and (b) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities incurred in connection with the conduct or operation of the Gaming & Entertainment Business or the ownership of the Slots Stock, whether arising before, at or after the Effective Time.

     "Gaming Business Assets" mean all Assets used or useful in the conduct of the Gaming Business.

     "Group" means the DVD Group or the Gaming & Entertainment Group, as the context so requires.

     "Indemnifiable Loss" means any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) in connection with any and all Actions or threatened Actions indemnifiable pursuant to Article IV.

     "Information Statement" means that certain Information Statement filed by Gaming & Entertainment with the Securities and Exchange Commission and provided to DVD shareholders, pursuant to the Exchange Act.

     "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement or any Ancillary Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     "Prime Rate" means the prime rate of interest as determined from time to time by PNC Bank, Delaware.

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     "Real Property Agreement" means the Real Property Agreement entered into at or prior to the Effective Time between certain Subsidiaries of DVD and Slots.

     "Record Date" means the date designated by DVD's Board of Directors as the record date for determining the shareholders of DVD entitled to receive the Distribution.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Slots" has the meaning set forth in the Recitals to this Agreement.

     "Slots Stock" means the capital stock of Slots to be transferred at or prior to the Effective Time by DVD to Gaming & Entertainment.

     "Tax" shall have the meaning given to such term in the Tax Sharing
Agreement.

     "Tax Sharing Agreement" means the Tax Sharing Agreement entered into at or before the Effective Time between DVD and Gaming & Entertainment, as amended from time to time.

     "Transition Support Services Agreement" means the Transition Support Services Agreement entered into at or prior to the Effective Time between DVD and Gaming & Entertainment, as amended from time to time.

                                  ARTICLE II

                    REORGANIZATION; TRANSFER OF SLOTS STOCK;
              ASSETS AND LIABILITIES; AND TRANSITION ARRANGEMENTS

     Section 2.01 Reorganization. At or before the Effective Time the following transactions shall occur:

          (a) DVD shall contribute to Gaming & Entertainment all of the Slots Stock, in exchange for a number of shares of Gaming & Entertainment Common Stock and Gaming & Entertainment Class A Common Stock that when combined with the shares of Gaming & Entertainment Common Stock and Gaming & Entertainment Class A Common Stock then owned by DVD shall equal .7 multiplied by the then outstanding number of shares of DVD Common Stock in the case of Gaming & Entertainment Common Stock and DVD Class A Common Stock in the case of Gaming & Entertainment Class A Common Stock.

          (b) the DVD Intercompany Balance (as defined in Section 8.03 below) shall be adjusted as provided in Section 8.03 below.

          (c) certain real property transfers, leases and cross easements involving Slots and certain Subsidiaries of DVD shall be effected in accordance with the terms and conditions of the Real Property Agreement.

          (d) DVD shall contribute to its wholly-owned Subsidiary, Dover Downs International Speedway, Inc. ("Speedway") all of the capital stock of three of its wholly owned Subsidiaries: Grand Prix Association of Long Beach, Inc., Nashville Speedway, U.S.A., Inc., and Dover Downs Properties, Inc. (the "Non-Gaming Subsidiaries"). DVD shall also contribute to Speedway any intercompany receivables owed to DVD by the Non-Gaming Subsidiaries or any of their Subsidiaries.

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     Section 2.02  Assets and Liabilities.  Except as otherwise expressly provided in this Agreement or in any of the Ancillary Agreements, DVD and Gaming & Entertainment covenant and agree that:

          (a) Gaming & Entertainment shall at and after the Effective Time be responsible for timely payment and discharge of all of the Gaming & Entertainment Liabilities.

          (b) DVD shall at and after the Effective Time be responsible for timely payment and discharge of all of the DVD Liabilities.

          (c) It is the understanding of the parties hereto that as of the date hereof and immediately prior to the Effective Time, there are and will be no Gaming Business Assets that are not Assets of Slots, there are and will be no Gaming & Entertainment Liabilities that are not Liabilities of Slots, and there are and will be no Assets or Liabilities of Slots or Gaming & Entertainment other than the Gaming Business Assets and Gaming & Entertainment Liabilities; however, in the event that any conveyance of an Asset or assumption of a Liability is required to reflect this understanding and is not effected at or before the Effective Time, the obligation to transfer such Asset and assume such Liability shall continue past the Effective Time and shall be accomplished as soon thereafter as practicable.

          (d) If any Asset may not be transferred by reason of the requirement to obtain the consent of any third party and such consent has not been obtained by the Effective Time, then such Asset shall not be transferred until such consent has been obtained, and DVD and Gaming & Entertainment, as the case may be, shall cause the owner of such Asset to use all reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits associated with such Asset. Both parties shall otherwise cooperate and use all reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Asset.

          (e) From and after the Effective Time, each party shall promptly transfer or cause the members of its Group promptly to transfer to the other party or the appropriate member of the other party's Group, from time to time, any property received that is an Asset of the other party or a member of its Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that belong to a member of the other Group shall be transferred to the other Group by check or wire transfer not more than five business days after receipt of such payment.

          (f) Except as expressly set forth in this Agreement or any Ancillary Agreement, or in any instrument or document contemplated by this Agreement or any Ancillary Agreement, no member of the DVD Group nor any member of the Gaming & Entertainment Group has made or may be deemed to have made any representation or warranty as to (i) the Assets, business or Liabilities retained, transferred or assumed as contemplated hereby or thereby, (ii) any consents or approvals required in connection with the transfer or assumption by such party of any Asset or Liability contemplated hereby or thereby, (iii) the value or freedom from any lien, claim, equity or other encumbrance of, or any other matter concerning, any Assets of such party or (iv) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset of such party. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS WERE, OR ARE BEING, TRANSFERRED, OR ARE BEING RETAINED ON AN "AS IS", "WHERE IS" BASIS AND THE RESPECTIVE TRANSFEREES WILL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE A TITLE

TITLE THAT IS FREE AND CLEAR OF ANY LIEN, CLAIM, EQUITY OR OTHER ENCUMBRANCE.

     Section 2.03 Ancillary Agreements. At or before the Effective Time, DVD and Gaming & Entertainment will execute and deliver or cause to be executed and delivered:

          (a)  A duly executed Employee Benefits Agreement;

          (b)  A duly executed Tax Sharing Agreement;

          (c)  A duly executed Transition Support Services Agreement;

          (d)  A duly executed Real Property Agreement; and

          (e) Such other agreements, leases, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

     Section 2.04 Issuance of Gaming & Entertainment Common Stock. At the Effective Time and in exchange for the transfer by DVD to Gaming & Entertainment of the Slots Stock as provided in this Agreement, Gaming & Entertainment will issue and deliver to DVD certificates representing the number of shares of Gaming & Entertainment Common Stock and Gaming & Entertainment Class A Common Stock as are required by Section 2.01 (a) hereto.

     Section 2.05  Insurance.

          (a) If the Distribution occurs, Gaming & Entertainment will use its best efforts to procure and maintain directors' and officers' liability insurance coverage in commercially reasonable amounts consistent with industry practice with respect to directors and officers of DVD who will become directors and officers within the Gaming & Entertainment Group as of the Distribution Date for acts of such directors and officers as members within the Gaming & Entertainment Group for periods from and after the Distribution Date.

          (b) If the Distribution occurs, DVD will use its best efforts to maintain directors' and officers' liability insurance coverage in commercially reasonable amounts consistent with industry practice for a period of five years from the Distribution Date with respect to the directors and officers of DVD who will become directors and officers of members of the Gaming & Entertainment Group as of the Distribution Date for acts of such directors and officers as members of the DVD Group during periods prior to the Distribution Date.

                                  ARTICLE III

                                THE DISTRIBUTION

     Section 3.01  Cooperation Prior to the Distribution.

          (a) DVD and Gaming & Entertainment shall prepare, and Gaming & Entertainment shall mail to the holders of DVD Common Stock, the Information Statement, which shall set forth appropriate disclosures concerning Gaming & Entertainment, the Distribution and any other appropriate matters.

          (b) DVD shall, as the sole shareholder of Gaming & Entertainment, approve, and Gaming & Entertainment shall adopt, the Gaming & Entertainment employee benefit plans contemplated by the Employee Benefits Agreement and DVD and Gaming & Entertainment shall cooperate in preparing, filing with the Commission under the Securities Act or the Exchange Act and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan of Gaming & Entertainment contemplated by the Employee Benefits Agreement.

          (c) DVD and Gaming & Entertainment shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

          (d) Gaming & Entertainment shall prepare, file and use its best efforts to cause to be approved prior to the Record Date, the application to permit listing, subject to official notice of issuance, of the Gaming & Entertainment Common Stock on the New York Stock Exchange or such other quotation system as the Gaming & Entertainment Board of Directors shall deem appropriate.

          (e) DVD shall use its best efforts to cause the DVD Common Stock to remain listed on the New York Stock Exchange.

     Section 3.02 DVD Board Action; Conditions Precedent to the Distribution. DVD's Board of Directors, or a duly appointed committee thereof, shall, in its sole discretion, establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

          (a)  all necessary regulatory approvals shall have been received;

          (b)  the Form 10 shall have become effective under the Exchange Act;

          (c) the Gaming & Entertainment Board of Directors, as named in the Form 10, shall have been elected by DVD as sole shareholder of Gaming & Entertainment, and the Gaming & Entertainment Bylaws shall have been adopted and be in effect;

          (d) the Gaming & Entertainment Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, or such other exchange or quotation system as the Gaming & Entertainment Board of Directors shall deem appropriate;

          (e) the DVD Common Stock shall remain listed on the New York Stock Exchange, or shall be listed on such other exchange or quotation system as the DVD Board of Directors shall deem appropriate.

          (f) the Information Statement forming part of the Form 10 referenced above shall have been mailed to all stockholders of DVD of record as of the Record Date; and

          (g) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect.

     Section 3.03 The Distribution. On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, DVD shall deliver to the Distribution Agent certificates representing all of the then outstanding shares of Gaming & Entertainment Common Stock and Gaming & Entertainment Class A Common Stock held by DVD, endorsed in blank, and shall instruct the Distribution Agent, except as otherwise provided in Section 3.04, to distribute to each holder of record of
(a) DVD Common Stock on the Record Date .7 shares of Gaming & Entertainment Common Stock for each share of DVD Common Stock so held and (b) DVD Class A Common Stock on the Record Date .7 shares of Gaming & Entertainment Common Stock for each share of DVD Class A Common Stock so held, in each case either by crediting the holder's brokerage account or by delivering a certificate or certificates representing such shares. Gaming & Entertainment agrees to provide all certificates for shares of Gaming & Entertainment Common Stock and Gaming & Entertainment Class A Common Stock that the Distribution Agent shall require in order to effect the Distribution.

     Section 3.04 Fractional Shares. The Distribution Agent shall not distribute any fractional share of Gaming & Entertainment Common Stock or Gaming & Entertainment Class A Common Stock. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the proceeds from such sales, based upon the average gross selling price of all such Gaming & Entertainment Common Stock, less a pro rata portion of the aggregate brokerage commissions payable in connection with such sales, to each holder of DVD Common Stock or Gaming & Entertainment Class A Common Stock who would otherwise have received a fractional share of Gaming & Entertainment Common Stock or Gaming & Entertainment Class A Common Stock in the Distribution.

                                  ARTICLE IV

                                INDEMNIFICATION

     Section 4.01 Gaming & Entertainment Indemnification of the DVD Group. If the Distribution occurs, on and after the Effective Time, Gaming & Entertainment shall indemnify, defend and hold harmless each member of the DVD Group, and each of their respective directors, officers, employees and agents (the "DVD Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the DVD Indemnitees and arising out of, or due to, (a) the failure of Gaming & Entertainment or any member of the Gaming & Entertainment Group to pay, perform or otherwise discharge, any of the Gaming & Entertainment Liabilities and (b) any untrue statement or alleged untrue statement of any material fact contained in the preliminary or final Form 10, the preliminary or final Information Statement or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than the information provided by DVD for use therein).

     Section 4.02 DVD Indemnification of Gaming & Entertainment Group. If the Distribution occurs, on and after the Effective Time, DVD shall indemnify, defend and hold harmless each member of the Gaming & Entertainment Group and each of their respective directors, officers, employees and agents (the "Gaming & Entertainment Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Gaming & Entertainment Indemnitees and arising out of, or due to, (a) the failure of DVD or any member of the DVD Group to pay, perform or otherwise discharge, any of the DVD Liabilities and (b) any untrue statement or alleged untrue statement of any material fact contained in the preliminary or final Form 10, the preliminary or final Information Statement or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading based on information provided by DVD for use therein.

     Section 4.03 General Mutual Indemnity. DVD and Gaming & Entertainment shall indemnify and hold each other harmless from and against any Indemnifiable Losses, which may be imposed or incurred as a result of litigation in which DVD or Gaming & Entertainment is a party by virtue of their prior corporate affiliation and not as a result of or attributable to the indemnified party's fault or participation. DVD and Gaming & Entertainment shall promptly notify each other, as the case may be, of the existence of any claim against the other as a result of the aforesaid circumstances and shall give the indemnifying party reasonable opportunity to defend such litigation at such party's expense and with counsel of its own selection; in which case the indemnifying party shall have the right reasonably to control the defense or settlement of such claim, provided that the indemnified party shall at all times have the right to fully participate in such defense at its own expense. If the indemnifying party shall, within a reasonable time after such notice, fail to defend, the indemnified party shall have the right (but not the obligation) at the expense (including reasonable legal fees and expenses) of the indemnifying party, to undertake the defense of and to compromise or settle, exercising reasonable business judgment, such litigation on behalf, for the account, and at the risk of the indemnifying party. In the event of such litigation, each party shall make available all information and assistance as the other party may reasonably request.

     Section 4.04 Insurance and Third Party Obligations. No insurer or any other third party shall be, by virtue of the foregoing indemnification provisions (a) entitled to a benefit it would not be entitled to receive in the absence of such provisions, (b) relieved of the responsibility to pay any claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.

                                   ARTICLE V

                          INDEMNIFICATION PROCEDURES

     Section 5.01 Notice and Payment of Claims. If any DVD Indemnitee or Gaming & Entertainment Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by a party (the "Indemnifying Party") under Article IV (other than in connection with any Action or claim subject to Section 5.02), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been so notified, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. Any amount owed under this Section 5.01 that is not paid within such 30 day period, or is otherwise past due, shall bear interest at a simple rate of interest per annum equal to the Prime Rate.

     Section 5.02 Notice and Defense of Third Party Claims. Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case with respect to which indemnification may be sought pursuant to this Agreement (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying

Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 5.02 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 30 days after receipt of such notice, the Indemnifying Party shall by giving written notice thereof to the Indemnified Party (a) acknowledge, as between the parties hereto, liability for, and at its option assumption of the defense of such Third Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 5.02 setting forth the grounds therefor; provided that if the Indemnifying Party does not within the same 30 day period give the Indemnified Party written notice acknowledging liability and electing to assume the defense or objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability to the Indemnified Party for such Third Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under Article IV, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

                                  ARTICLE VI

                               EMPLOYEE MATTERS

     Section 6.01 Employee Benefits Agreement. All matters relating to or arising out of any employee benefit, compensation or welfare arrangement in respect of any employee of Gaming & Entertainment or Slots shall be governed by the Employee Benefits Agreement. In the event of any inconsistency between the Employee Benefits Agreement, this Agreement or any other Ancillary Agreement, the Employee Benefits Agreement shall govern.

     Section 6.02 Dual Employees. Several current executive officers of DVD will be executive officers of both DVD and Gaming & Entertainment immediately after the Distribution Date. Each such executive officer's DVD options will be adjusted as provided in the Employee Benefits Agreement.

                                  ARTICLE VII

                                  TAX MATTERS

     Section 7.01 Tax Sharing Agreement. All matters relating to Taxes shall be governed exclusively by the Tax Sharing Agreement. In the event of any inconsistency between the Tax Sharing Agreement, this Agreement or any other Ancillary Agreement, the Tax Sharing Agreement shall govern.

                                 ARTICLE VIII

                              ACCOUNTING MATTERS

     Section 8.01 Allocation of Prepaid Items and Reserves. All prepaid items and reserves that have been maintained by DVD on a consolidated basis but that relate in part to Assets or Liabilities of Slots or the Gaming Business shall be allocated between DVD and Gaming & Entertainment as determined by DVD in its reasonable discretion.

     Section 8.02 Accounting Treatment. The transfer by DVD of Slots Stock and any other Gaming Business Assets to Gaming & Entertainment pursuant to this Agreement or the Real Property Agreement shall constitute a capital contribution by DVD to Gaming & Entertainment.

     Section 8.03 Cancellation of Intercompany Accounts and New Credit Facilities. As used herein, "DVD Intercompany Balance" means the net intercompany account receivable owed by Slots to DVD as of the Effective Time. On or before the Distribution Date, the DVD Intercompany Balance will be cancelled. In addition, DVD's existing credit facility will be replaced with two new facilities, one established by DVD and one established by Gaming & Entertainment. The existing credit facility is guaranteed by all of the subsidiaries of DVD, including Slots. $25 million of the amount outstanding will be paid off through the replacement credit facility established by Gaming & Entertainment and the balance will be paid off through the replacement credit facility established by DVD.

                                  ARTICLE IX

                             REAL PROPERTY MATTERS

     Section 9.01 Real Property Agreement. All matters relating to real property transfers, leases and cross easements involving Slots and certain Subsidiaries of DVD relative to the facility located in Dover, Delaware shall be governed exclusively by the Real Property Agreement. In the event of any inconsistency between the Real Property Agreement, this Agreement or any other Ancillary Agreement, the Real Property Agreement shall govern.

                                   ARTICLE X

                              TRANSITION SUPPORT

     Section 10.01 Transition Support Services Agreement. All matters relating to the provision of support services by the DVD Group to the Gaming & Entertainment Group after the Effective Time shall be governed exclusively by the Transition Support Services Agreement. In the event of any

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inconsistency between the Transition Support Agreement, this Agreement or any other Ancillary Agreement, the Transition Support Services Agreement shall govern.

                                  ARTICLE XI

                                  INFORMATION

     Section 11.01 Provision of Corporate Records. As soon as practicable following the Effective Time, DVD and Gaming & Entertainment shall each arrange for the provision to the other of existing corporate documents (e.g. minute books, stock registers, stock certificates, documents of title, contracts, etc.) in its possession relating to the other or its business and affairs or to any other entity that is part of such other's respective Group or to the business and affairs of such other entity.

     Section 11.02 Access to Information. From and after the Effective Time, DVD and Gaming & Entertainment shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other or a member of its Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.

     Section 11.03 Litigation Cooperation. DVD and Gaming & Entertainment shall each use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents, and the officers, directors, employees and agents of its subsidiaries, as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other, or of any entity that is part of the others' respective Group, prior to the Effective Time in which the requesting party or one of its subsidiaries may from time to time be involved.

     Section 11.04 Retention of Records. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain all information relating to the other's business in accordance with the past practice of such party. Notwithstanding the foregoing, either party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such party with respect to its own records.

     Section 11.05 Confidentiality. Each party shall, and shall cause each member of its Group to, hold and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information concerning the other party (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such disclosing party or (b) lawfully acquired after the Effective Time on a non-confidential basis from other sources by the disclosing party), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 10.05 and be bound by them. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

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                                  ARTICLE XII

                             INTEREST ON PAYMENTS

     Section 12.01 Interest. Except as otherwise expressly provided in this Agreement or an Ancillary Agreement, all payments by one party to the other under this Agreement or any Ancillary Agreement shall be paid, by check or wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a rate of simple interest per annum equal to the Prime Rate.

                                 ARTICLE XIII

                                 MISCELLANEOUS

     Section 13.01 Expenses. Except as specifically provided in this Agreement or any Ancillary Agreement and except as to salaries of any persons who as of the Effective Time are employees of both DVD and Gaming & Entertainment, all costs and expenses incurred prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and with the consummation of the transactions contemplated by this Agreement (including transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants and financial and other advisors) shall be paid by DVD and all such costs incurred at or after the Effective Time shall be paid by the party incurring such costs.

     Section 13.02 Notices. All notices and communications under this Agreement shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as set forth in the Information Statement. Either party may, by written notice delivered to the other party in accordance with this Section 13.02, change the address to which delivery of any notice shall thereafter be made.

     Section 13.03 Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

     Section 13.04 Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail with respect to the subject matter hereof.

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     Section 13.05 Parties in Interest.  Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the DVD Group and the Gaming & Entertainment Group and the DVD Indemnitees and Gaming & Entertainment Indemnitees under Articles IV and V hereof.

     Section 13.06 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals, make any filings and applications and remove any liens, claims, equity or other encumbrance on an Asset of the other party necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its Group or the business thereof.

     Section 13.07 Severability. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

     Section 13.08 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 13.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

     Section 13.10 Disputes.

          (a) All disputes arising from or in connection with this Agreement including, without limitation, any arising from Articles IV or V hereof, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "Disputes"), shall be resolved only in accordance with the provisions of this Section 12.10; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief to prevent an actual or threatened breach of any of the provisions of this Agreement, or (ii) equitable or other judicial relief to enforce the provisions of this Section 12.10 hereof or to preserve the status quo pending resolution of Disputes hereunder.

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          (b)  Either party may give the other party written notice of any
Dispute not resolved in the normal course of business. Within 10 days after delivery of the notice of a Dispute, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of such party's position and a summary of arguments supporting that position and the name and title of the executive who will represent that party and of any other person who will accompany such executive in resolving the Dispute. Within twenty (20) days after delivery of the first notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

          (c)  If the Dispute has not been resolved by negotiation within sixty
(60) days of the first party's notice, the Dispute shall be submitted, upon application of either party, for resolution by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be by a single arbitrator experienced in the matters that are at issue in the Dispute, which arbitrator shall be selected by the parties in accordance with the Rules. The arbitration shall be conducted in Dover, Delaware. The decision of the arbitrator shall be final and binding as to all matters at issue in the Dispute; provided, however, if necessary such decision may be enforced by either party in any court of law having jurisdiction over the parties or the subject matter of the Dispute. Unless the arbitrator shall assess the costs and expenses of the arbitration proceeding and of the parties differently, each party shall pay its costs and expenses incurred in connection with the arbitration proceeding, and the costs and expenses of the arbitrator shall be shared equally by the parties.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                    Dover Downs Entertainment, Inc.

                                    By:   _______________________________
                                    Name: _______________________________
                                    Its:  _______________________________


                                    Dover Downs Gaming & Entertainment, Inc.

                                    By:   _______________________________
                                    Name: _______________________________
                                    Its:  _______________________________

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